EXHIBIT 40

Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of February 3, 2021 (this “Agreement”), by and among Infrastructure and Energy Alternatives, LLC (“IEA LLC”) and OT POF IEA Preferred B Aggregator, L.P. (“Aggregator”) (each, a “Seller” and collectively, the “Sellers”) and Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P., (each, a “Purchaser” and collectively, the “Purchasers”) and, solely for the purpose and subject to the terms and conditions of Section 10 hereunder, Oaktree Power Opportunities Fund III, L.P. (the “Indemnitor”).

W I T N E S S E T H:

WHEREAS, each of the Sellers owns the number of shares of (i) Series A Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”) of Infrastructure & Energy Alternatives, Inc., a Delaware corporation (the “Company”), (ii) Series B-1 Preferred Stock, par value $0.0001 per share of the Company (“Series B-1 Preferred Stock”) and (iii) Series B-3 Preferred Stock, par value $0.0001 per share of the Company (“Series B-3 Preferred Stock”) set forth on Exhibit A hereto (collectively, the “Purchased Shares”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Sellers wish to sell to the Purchasers, and the Purchasers wish to purchase from the Sellers all of the Purchased Shares for the applicable purchase price set forth on Exhibit A hereto (the “Purchase Price”); and

WHEREAS, it is the intention of IEA LLC and, if applicable, certain of its affiliates to commence an underwritten public offering (the “Public Offering”) of shares of common stock of the Company following the execution of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Terms of Sale and Purchase.

(a)       Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, each Purchaser hereby agrees, severally and not jointly, to purchase, and each Seller shall sell to such Purchaser, at the Closing (as hereinafter defined) for the applicable Purchase Amount paid to the Sellers by wire transfer of immediately available funds, the Purchased Shares in such proportion as set forth on Exhibit A hereto (such proportion of Purchased Shares, the “Attributable Purchased Shares”), free and clear of all liens, options, rights of first refusal, preemptive rights, servitudes, security interests, mortgages, pledges, deeds of trust, easements, encumbrances, restrictions on transfer, liens for taxes, conditional sales or other title retention agreements or defects in title (collectively, “Liens”) other than (x) restrictions on transfer set forth in the Company’s organizational documents and (y) restrictions on transfer under applicable securities Laws (clauses (x) and (y) together, “Permitted Liens”).

(b)       Closing.

(1)       The closing of the transactions described in Section 1(a) (the “Closing”) shall occur on the date that is two (2) Business Days following satisfaction of the conditions set forth in Section 5 and Section 6 (the “Closing Date”), or such later date as may be agreed to by the parties in writing, by electronic exchange of documentation and signatures.

(2)       At the Closing, upon the terms and subject to the conditions of this Agreement,

(i)       each Purchaser shall pay the applicable Purchase Price to the Sellers against delivery by each Seller to the applicable Purchaser of the Attributable Purchased Shares;

(ii)       the Sellers shall cause the “Stockholders Representative” (as defined in the Amended and Restated Certificate of Designations of the Series A Preferred Stock (the “Series A COD”)) to appoint in writing, in form and substance reasonably acceptable to Purchaser, a designee chosen by the Purchasers (of which the Sellers shall have received notice at least two (2) Business Days prior to the Closing) as the “Stockholders Representative” pursuant to Section 6(b) of the Series A COD, and the Purchasers shall approve such designee as the “Stockholders Representative” thereunder effective as of the Closing pursuant to Section 6(b) of the Series A COD; and

(iii)       each of the Sellers and the Purchasers shall execute and deliver any other customary documents or certificates reasonably requested by the other parties hereto which are reasonably necessary to give effect to the Closing and do not conflict with any of the terms of this Agreement.

(c)       Delivery.

(1)       Payment by the Purchasers to the Sellers at the Closing of the applicable Purchase Price shall be made in cash by wire transfer in accordance with the instructions delivered by the Sellers to the Purchasers to each applicable Seller’s specified account.

(2)       The delivery of the Purchased Shares by the Sellers to the Purchasers at the Closing shall be made and evidenced with such actions and documents as are reasonably required by the transfer agent and the Company in order to record and evidence the transfer of the Purchased Shares with the transfer agent and on the books and records the Company, as applicable.

2.       Representations and Warranties of the Sellers. Each Seller hereby, severally and not jointly and severally, represents and warrants to the Purchasers as of the date hereof and as of the Closing as follows:

(a)       Organization and Authority. Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Seller of this Agreement is within the powers of such Seller and has been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of such Seller. Assuming due authorization, execution and delivery of this Agreement by each Purchaser, this Agreement constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(b)       Noncontravention. Neither the execution, delivery and performance by such Seller of this Agreement nor the consummation of the transactions contemplated hereby does or would reasonably be expected to (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which such Seller is a party or by which such Seller is bound or to which any of the property or assets of such Seller is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of such Seller, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over such Seller or the property or assets of such Seller, except, in the case of clause (i), as would not reasonably be expected to prevent or materially delay such Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(c)       Approvals and Filings. No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or other third party is required to be obtained or made by the Sellers in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, other than (i) filings required to be made under the Securities Exchange Act of 1934, as amended or (ii) filings with the Company or the Company’s transfer agent to record the transfer of the Purchased Shares.

(d)       Title to Purchased Shares. Such Seller is the sole owner of record of the applicable Purchased Shares as set forth on Exhibit A hereto, and owns all right, good and valid title and interests (legal and beneficial) in and to the applicable Purchased Shares free and clear of all Liens, other than Permitted Liens. Upon the transfer of the applicable Purchased Shares owned by such Seller to the applicable Purchasers and payment to such Seller of the applicable portion of the Purchase Price, the applicable Purchasers will acquire good and valid title to such Purchased Shares free and clear of all Liens (other than Permitted Liens and Liens created by action of the Purchasers or their affiliates). No other Person, has any option, call, warrant, commitment or similar right with respect to the Purchased Shares owned by such Seller and such Seller has not entered into any agreement or contract (whether written or oral) with any Person imposing, or that would reasonably be expected to impose, a Lien on the applicable Purchased Shares.

(e)       Litigation. Other than the matter set forth on Schedule 1(a) (the “Disclosed Proceeding”), there is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to the Sellers’ knowledge, threatened against the Sellers, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign (each, a “Proceeding”), which would, or would reasonably be expected to, adversely affect the validity of, or prevent the consummation of, the transactions contemplated by this Agreement. There is no Proceeding by or on behalf of the Sellers pending or, to the Sellers’ knowledge, threatened against any other Person relating to the Purchased Shares.

(f)       Brokers. Such Seller has not, directly, or indirectly, engaged any Person acting in the capacity of a finder or broker, nor has such Seller incurred any obligations for any finder’s, broker’s fee, commission or similar fees, in connection with the transactions contemplated by this Agreement (other than in connection with the Public Offering, which will not result in any such fees becoming payable by the Purchasers or any of their affiliates).

(g)       Sophisticated Seller. Such Seller (1) is a sophisticated person with respect to the sale of the Purchased Shares; (2) is able to bear the economic risk associated with the sale of the Purchased Shares; (3) has such knowledge and experience, and has made sales of a similar nature, so as to be aware of the risks and uncertainties inherent in transactions of the type contemplated in this Agreement; and (4) has independently and without reliance upon any of the Purchasers, and based on such information as such Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Seller has relied upon the Purchasers’ express representations, warranties, covenants and agreements in this Agreement.

(h)       No general advertising. The Purchased Shares were not offered and are not being sold to the Purchasers by any form of general solicitation or general advertising.

3.       Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Sellers, severally and not jointly and severally, as follows:

(a)       Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Purchaser of this Agreement is within the powers of such Purchaser and has been duly authorized by all necessary action on the part of such Purchaser. Assuming due authorization, execution and delivery of this Agreement by the Sellers, this Agreement constitutes a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(b)       Noncontravention. Neither the execution, delivery and performance by such Purchaser of this Agreement nor the consummation of the transactions contemplated hereby does or would reasonably be expected to (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchasers is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of such Purchaser, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser except, in the case of clause (i), as would not reasonably be expected to prevent or materially delay such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(c)       Approvals and Filings. No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or other third party is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, other than (i) filings required to be made under the Securities Exchange Act of 1934, as amended or (ii) filings with the Company or the Company’s transfer agent to record the transfer of the Purchased Shares.

(d)       Sophisticated Purchaser. Such Purchaser (1) is a sophisticated person with respect to the purchase of the Purchased Shares; (2) is able to bear the economic risk associated with the purchase of the Purchased Shares; (3) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in transactions of the type contemplated in this Agreement; and (4) has independently and without reliance upon the Sellers, and based on such information as such Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Purchaser has relied upon the Sellers’ express representations, warranties, covenants and agreements in this Agreement.

(e)       Securities Act. Such Purchaser understands that the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that such Purchased Shares may not be sold or otherwise disposed of except pursuant to an effective registration statement or pursuant to a duly available exemption from such registration requirements. Such Purchaser is purchasing the Purchased Shares for its own account and not with a view to, or for offer or sale in connection with, any distribution in a manner that would violate the Securities Act.  In making any subsequent offering or sale of the Purchased Shares, such Purchaser will be acting only for itself and not as part of a sale or planned distribution in violation of the Securities Act. Such Purchaser is aware that it must bear the risk of an investment in the Purchased Shares and such Purchaser is able to bear such risk. Such Purchaser is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Purchased Shares and, having had access to or having been furnished with all such information as it has considered necessary, has concluded that it is able to bear those risks. The purchase of the Purchased Shares by such Purchaser is not part of a plan or scheme on the part of such Purchaser to evade the registration requirements of the Securities Act. The Purchased Shares were not offered and are not being sold to the Purchasers by any form of general solicitation or general advertising.

(f)       Litigation. Other than the Disclosed Proceeding, there is no Proceeding pending or, to the Purchasers’ knowledge, threatened against the Purchasers, which would, or would reasonably be expected to, adversely affect the validity of, or prevent the consummation of, the transactions contemplated by this Agreement.

(g)       Brokers. Such Purchaser has not, directly, or indirectly, engaged any Person acting in the capacity of a finder or broker, nor has such Purchaser incurred any obligations for any finder’s, broker’s fee, commission or similar fees, in connection with the transactions contemplated by this Agreement.

4.       Excluded Information.

(a)       Each Seller and each Purchaser (the “Representing Party”) understands and acknowledges that the other party (the “Other Party”) and/or one or more of the other party’s affiliates may be in possession of non-public information relating to the Company or the Purchased Shares not known to such Other Party, including, without limitation, information received from or on behalf of the Company or its representatives or other sources on a confidential basis and information received on a privileged basis (collectively, the “Excluded Information”). The Excluded Information may include, without limitation, information relating to the Company’s financial condition (including historic and projected financial and other information), future capital expenditures, future prospects, projections, business strategies, litigation, settlement discussions, negotiations, restructurings, corporate acquisition or disposition plans, financings, backlog and prospects, statuses of projects, information received through the Company or its representatives, which information such Representing Party has not disclosed to such Other

Party. Each Other Party acknowledges that the Excluded Information may be (i) indicative of a value of the Purchased Shares that is substantially more or less than the Purchase Price or otherwise adverse to such Other Party or/and (ii) material to such Purchaser’s decision to purchase the Purchased Shares and to such Seller’s decision to sell the Purchased Shares. The Excluded Information is not being disclosed by or on behalf of the Other Party to the Representing Party. Each Representing Party agrees that each Other Party and its affiliates shall not be obligated to disclose any Excluded Information to such Representing Party, nor be deemed to have relied on the Excluded Information by virtue of its purchase or sale of the Purchased Shares.

(b)       Each Representing Party represents and acknowledges that it determined to enter into the transactions contemplated by this Agreement for its own business purposes, notwithstanding each Other Party’s and its affiliates’ possession of the Excluded Information and the non-disclosure thereof, and agrees that none of such Other Party, its affiliates or any of their representatives shall have any liability to such Representing Party or its affiliates and such Representing Party hereby to the extent permitted by law waives and releases any claims that such Representing Party or any of its affiliates may have against such Other Party or any of its affiliates or representatives with respect to the non-disclosure of the Excluded Information; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such Other Party expressly set forth in this Agreement.

5.       Conditions to Purchasers’ Obligation to Purchase. Each Seller acknowledges that each Purchaser’s obligation to pay to such Seller the applicable Purchase Price in exchange for the Purchased Shares on the Closing Date is conditioned upon satisfaction of the following conditions precedent on or before the Closing Date (any or all of which may be waived by each Purchaser in its sole discretion):

(a)       no Proceeding by a governmental entity shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement and no governmental entity having jurisdiction over any party shall have issued any order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(b)       the Sellers shall have completed an underwritten public offering and/or other sale of common stock of the Company held by them and received at least $60,000,000 of proceeds (before underwriting discounts and commissions) from such offering and/or sale by no later than February 26, 2021 (the “Contemplated Sale”);

(c)       the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and each Seller shall have performed in all material respects all covenants and agreements of such Seller contained herein required to be performed by such Seller on or before the Closing Date (and a duly authorized officer of the Sellers shall deliver a duly executed certificate to the Purchasers certifying the same); and

(d)       the Series A COD shall not have been amended since the date of this Agreement (other than with the prior written consent of the Purchasers.)

6.       Conditions to the Sellers’ Obligation to Sell. Each Purchaser understands that each Seller’s obligation to sell and deliver to such Purchaser the Attributable Purchased Shares for the applicable Purchase Price on the Closing Date is conditioned upon satisfaction of the following conditions precedent on or before the Closing Date (any or all of which may be waived by each Seller in its sole discretion):

(a)       no Proceeding by a governmental entity shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement and no governmental entity having jurisdiction over any party shall have issued any order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(b)       the Sellers shall have consummated the Contemplated Sale;

(c)       each Purchaser has delivered the applicable Purchase Price to the applicable Seller or its designated account; and

(d)       the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and each Seller shall have performed in all material respects all covenants and agreements of such Seller contained herein required to be performed by such Seller on or before the Closing Date (and a duly authorized officer of the Purchasers shall deliver a duly executed certificate to the Sellers certifying the same).

7.       Termination. The Purchasers or Sellers may terminate this agreement by delivery of a written notice to the other parties if (i) the Contemplated Sale has not been consummated by February 26, 2021 or (ii) the Closing has not occurred by March 3, 2021, and upon the valid termination of this Agreement no party shall have any liability under this Agreement; provided, that nothing in this Section 7 shall relieve any of the Sellers or the Purchasers of any liability for any willful breach of any covenant or agreement contained in this Agreement occurring prior to the valid termination of this Agreement.

8.       Contingent Payment.

(a)       In the event that at any time prior to the first (1st) anniversary of the Closing (the date on which any redemption contemplated by this clause (a) is consummated, a “Series B-1 Redemption Date”), all or any part of the Series B-1 Preferred Stock is redeemed, or agreed with the Company in a definitive written agreement to be redeemed, for cash or debt securities of the Company or any of its subsidiaries or a successor entity thereof (and, for the avoidance of doubt, but subject to the penultimate sentence of this Section 8(a), not if exchanged for another equity security) by the Company at the “Optional Redemption Price” (as defined in the Second Amended and Restated

Certificate of Designations of the Series B-1 Preferred Stock), each Purchaser shall pay to the Sellers (in cash, if the Optional Redemption Price is paid in cash, or, at the option of the Purchasers, in the form of the debt securities received by Purchasers if the Optional Redemption Price is paid by the Company in debt securities) the Series B-1 Contingent Payment Amount. “Series B-1 Contingent Payment Amount” shall mean an amount per share of Series B-1 Preferred Stock purchased by such Purchasers from the Sellers pursuant to this Agreement and redeemed by the Company on the applicable Series B-1 Redemption Date equal to fifty percent (50%) of the difference (if, and only if such difference is positive) between (A) the Optional Redemption Price actually received by the Purchasers in exchange for each share of Series B-1 Preferred Stock redeemed by the Company on such Series B-1 Redemption Date minus (B) the sum of (x) the applicable Purchase Price paid by the Purchasers to the Sellers hereunder for each share of Series B-1 Preferred Stock redeemed by the Company on such Series B-1 Redemption Date, (y) any paid-in-kind dividends on such redeemed share of Series B-1 Preferred Stock since the Closing Date and (z) any accrued and unpaid dividends on such share of Series B-1 Preferred Stock as of the applicable Series B-1 Redemption Date. In the event that, prior to the first (1st) anniversary of the Closing, the Series B-1 Preferred Stock purchased by the Purchasers from the Sellers pursuant to this Agreement are exchanged by the Company for equity securities of the Company with a substantially similar redemption feature and subsequent to such exchange but prior to the first (1st) anniversary of the Closing, such successor equity securities are redeemed by the Company for cash or debt securities at a price that is equivalent (subject to equitable adjustments on account of such exchange) to the Optional Redemption Price, then the obligations of Purchasers under the immediately preceding sentence shall apply mutatis mutandis to such redemption (but in no event shall the amount paid to the Sellers in respect of such redemption exceed the amount the Sellers would have been paid had the Series B-1 Preferred Stock been redeemed for cash or debt securities at the time of the exchange by Purchasers.) The Purchasers shall cause any affiliate transferee thereof to be bound by and comply with the terms of this Section 8(a).

(b)       In the event that at any time prior to the first (1st) anniversary of the Closing (the date on which any redemption contemplated by this clause (b) is consummated, a “Series B-3 Redemption Date”), all or any part of the Series B-3 Preferred Stock is redeemed, or agreed with the Company in a definitive written agreement to be redeemed, for cash or debt securities of the Company or any of its subsidiaries or a successor entity thereof (and, for the avoidance of doubt, but subject to the penultimate sentence of this Section 8(b), not if exchanged for another equity security) by the Company at the “Optional Redemption Price” (as defined in the Second Amended and Restated Certificate of Designations of the Series B-3 Preferred Stock), each Purchaser shall pay to the Sellers (in cash, if the Optional Redemption Price is paid in cash, or, at the option of the Purchasers, in the form of the debt securities received by Purchasers if the Optional Redemption Price is paid by the Company in debt securities) the Series B-3 Contingent Payment Amount. “Series B-3 Contingent Payment Amount” shall mean an amount per share of Series B-3 Preferred Stock purchased by such Purchasers from the Sellers pursuant to this Agreement and redeemed by the Company on the applicable Series B-3 Redemption Date equal to fifty percent (50%) of the difference (if, and only if such difference is positive) between (A) the Optional Redemption Price actually received by the Purchasers in exchange for each share of Series B-3 Preferred Stock redeemed by the Company on such Series B-3 Redemption Date minus (B) the sum of (x) the applicable Purchase Price paid by the Purchasers to the Sellers hereunder for each share of Series B-3 Preferred Stock redeemed by the Company on such Series B-3 Redemption Date, (y) any paid-in-kind dividends on such redeemed share of Series B-3 Preferred Stock since the Closing Date and (z) any accrued and unpaid dividends on such share of Series B-3 Preferred Stock as of the applicable Series B-3 Redemption Date. In the event that, prior to the first (1st) anniversary of the Closing, the Series B-3 Preferred Stock purchased by the Purchasers from the Sellers pursuant to this Agreement are exchanged by the Company for equity securities of the Company with a substantially similar redemption feature and subsequent to such exchange but prior to the first (1st) anniversary of the Closing, such successor equity securities are redeemed by the Company for cash or debt securities at a price that is equivalent (subject to equitable adjustments on account of such exchange) to the Optional Redemption Price, then the obligations of Purchasers under the immediately preceding sentence shall apply mutatis mutandis to such redemption (but in no event shall the amount paid to the Sellers in respect of such redemption exceed the amount the Sellers would have been paid had the Series B-3 Preferred Stock been redeemed for cash or debt securities at the time of the exchange by Purchasers.) The Purchasers shall cause any affiliate transferee thereof to be bound by and comply with the terms of this Section 8(b).

(c)       Each payment due pursuant to Sections 7(a) and (b) shall be made in cash or debt securities, as applicable, within five (5) business days after the proceeds from a redemption on a Series B-1 Redemption Date or Series B-3 Redemption Date are actually received by the Purchasers by, in the case of cash, wire transfer of immediately available funds in accordance with the instructions delivered by the Sellers to the Purchasers to each applicable Seller’s specified account.

(d)       The Purchasers shall not intentionally take any action or agree to structure any exchange of the Series B-1 Preferred Stock or the Series B-3 Preferred Stock with the intention of circumventing the Sellers’ right to receive the contingent payment pursuant to this Section 8.

9.       Sellers’ Covenants.

(a)       From the date of this Agreement to the Closing Date, each Seller shall not, and shall not enter into any agreement (written or oral, contingent or otherwise), (i) to directly or indirectly, offer, sell, give, exchange, pledge, hypothecate, encumber, grant a security interest in, transfer, assign or otherwise dispose of or take any similar action with respect to any Purchased Shares or any right or interest therein or (ii) that relates to the voting, a proxy or other similar actions with respect to the Purchased Shares, in each case of the foregoing clauses (i) and (ii), without the prior written consent of each Purchaser, acting in its sole discretion.

(b)       No Seller shall exchange any shares of Series A Preferred Stock into any other security of the Company.

10.       Indemnity.

(a)       The Indemnitor shall indemnify and hold harmless each of Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P. (each, the “Indemnified Purchaser”) and its respective affiliates and the Indemnified Purchaser’s and each of its affiliates’ respective directors, officers, managers, employees, equityholders, members, partners, agents and representatives (collectively, the “Purchaser Indemnified Parties”), from and against any and all liabilities, obligations, losses, damages, costs, deficiencies, penalties, fines and/or expenses (including costs of investigation and defense and reasonable documented out-of-pocket attorney’s fees, costs and expenses) (collectively, “Losses”) as set forth on Schedule 10.

(b)       The Indemnitor shall promptly reimburse the Purchaser Indemnified Parties (following the receipt of reasonable supporting documentation by the Indemnitor) for all reasonable out-of-pocket documented expenses as incurred by the Purchaser Indemnified Parties in connection with its participation in the defense of any claims asserted in the Disclosed Proceeding, including the reasonable out-of-pocket documented expenses of one (1) counsel engaged by the Indemnified Party if either (i) the Indemnitor has not assumed the right to control the defense of an Indemnifiable Claim pursuant to Section 10(c) or (ii) the Indemnitor elects to control the defense of an Indemnifiable Claim pursuant to Section 10(c) and a Purchaser Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a conflict of interest between the Purchaser Indemnified Party and the Indemnitor.

(c)       The Indemnitor shall have the right to control the defense of any claim or matter which may reasonably give rise to a claim for indemnification under this letter agreement (an “Indemnifiable Claim”) unless the Indemnifiable Claim would reasonably be expected to result in liability to the Purchaser Indemnified Parties that would not be indemnifiable under this Agreement. The Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to or otherwise compromise an Indemnifiable Claim, without the prior written consent of the Indemnified Purchasers (not to be unreasonably withheld, conditioned or delayed) if such judgment or settlement involves any finding or admission of fact, culpability, failure or guilt or a violation of any Law by the Purchaser Indemnified Parties or does not otherwise release the Purchaser Indemnified Parties from all liability thereunder without prejudice.

(d)       The Indemnitor hereby represents and warrants to the Purchasers, as follows:

(i)       Organization and Authority. Indemnitor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Indemnitor of this Agreement is within the powers of Indemnitor and has been duly authorized by all necessary action on the part of Indemnitor. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Indemnitor. Assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding agreement of Indemnitor, enforceable against

Indemnitor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(ii)       Noncontravention. Neither the execution, delivery and performance by Indemnitor of this Agreement nor the consummation of the transactions contemplated hereby does or would reasonably be expected to (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which Indemnitor is a party or by which Indemnitor is bound or to which any of the property or assets of Indemnitor is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of Indemnitor, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Indemnitor or the property or assets of Indemnitor, except, in the case of clause (i), as would not reasonably be expected to prevent or materially delay Indemnitor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(iii)       Approvals and Filings. No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or other third party is required to be obtained or made by Indemnitor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

11.       No Other Representations or Warranties; Survival. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, (I) NO PARTY IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PURCHASED SHARES OR THE COMPANY, AND THE PARTIES SHALL RELY UPON THEIR OWN EXAMINATION THEREOF AND (II) EACH PARTY ACKNOWLEDGES THAT, IN UNDERTAKING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IT IS NOT RELYING ON ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PURCHASED SHARES OR THE COMPANY. The representations and warranties contained in this Agreement or in any certificates or other documents delivered pursuant to this agreement (OTHER THAN (i) SECTIONs 2(A), (B), (D), (F) (ii) Sections 3(A), (B) aND (G) and (iii) Sections 10(a), (B), (C) AND (D) (WHICH SHALL SURVIVE) prior to or as of the Closing shall NOT survive beyond the Closing.

12.       Miscellaneous.

(a)       Governing Law; Jurisdiction; Venue. THIS AGREEMENT (AND ANY CLAIMS OR CAUSE OF ACTION ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN

CONTRACT, TORT OR STATUTE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each of the parties hereto irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter arising under, out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware), and by execution and delivery of this Agreement, each of the parties hereto: (a) irrevocably submits itself to the nonexclusive jurisdiction of such court, (b) waives any objection to laying venue in any such action, suit or proceeding and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over such party. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, TORT OR STATUTE).

(b)       Counterparts. This Purchase Agreement may be executed in two or more counterparts (including via facsimile or other electronic method), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)       Entire Agreement; Benefit; Assignment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement and the terms and provisions hereof are for the sole benefit of only the Purchasers, the Sellers and their respective successors and permitted assigns. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that each Purchaser may assign its rights, interests or obligations hereunder, including its right or obligation to purchase all or a portion of the Purchased Shares set forth on Exhibit A, to its affiliates, provided, that (i) such assignment shall not relieve the Purchasers from their obligations hereunder and (ii) as a condition to such assignment, any such permitted assignee shall agree to be bound by the Purchasers’ obligations pursuant to Section 8. Any assignment in contravention of this clause (c) shall be null and void ab initio.

(d)       Amendments. This Agreement may be amended only by a written instrument executed by each of the parties hereto. Any failure of a Purchaser to comply with any obligation, agreement or condition under this Purchase Agreement may only be waived in writing by the Sellers, and any failure of a Seller or the Indemnitor to comply with any obligation, agreement or condition under this Agreement may only be waived in writing by the Purchasers, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of such party’s right to enforce any provision of this Agreement or to take any such action.

(e)       Further Assurances. Each party to this Agreement will perform any and all acts and execute any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions, at any time and from time to time from and after the Closing Date.

(f)       Publicity. Except as may be required to comply with the requirements of any applicable law, including the federal securities laws, or the rules and regulations promulgated by the U.S. Securities and Exchange Commission or Nasdaq, no party will, and each party will cause its affiliates and its representatives not to, issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of the other parties; provided that, in any event, the use of a party’s name, or the names of any of its affiliated funds, investment vehicles and/or managed accounts, in any press release or public announcement shall require the prior written consent of such party (which consent shall not be unreasonably withheld, conditioned or delayed).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers or other representatives thereunto duly authorized as of the date first set forth above.

THE SELLERS

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC

By:	/s/ Ian Schapiro
Name:	Ian Schapiro
Title:	Authorized Signatory

By:	/s/ Peter Jonna
Name:	Peter Jonna
Title:	Authorized Signatory

Address:

11611 San Vicente Boulevard, Suite 710
Los Angeles, CA 90049
Email:	ischapiro@oaktreecapital.com
pjonna@oaktreecapital.com
Attention:	Ian Schapiro
Peter Jonna

OT POF IEA PREFERRED B AGGREGATOR, L.P.

By: OT POF IEA Preferred B Aggregator GP, LLC Its: General Partner

By: Oaktree Power Opportunities Fund III Delaware, L.P. Its: Managing Member

By: Oaktree Power Opportunities Fund III GP, L.P. Its: General Partner

By: Oaktree Fund GP, LLC Its: General Partner

By: Oaktree Fund GP I, L.P Its: Managing Member

By:	/s/ Ian Schapiro
Name:	Ian Schapiro
Title:	Authorized Signatory

By:	/s/ Peter Jonna
Name:	Peter Jonna
Title:	Authorized Signatory

Address:

11611 San Vicente Boulevard, Suite 710
Los Angeles, CA 90049
Email:	ischapiro@oaktreecapital.com
pjonna@oaktreecapital.com
Attention:	Ian Schapiro
Peter Jonna

THE PURCHASERS

ARES SPECIAL SITUATIONS FUND IV, L.P.,

By: ASSF Management IV, L.P., its general partner

By: ASSF Management IV GP LLC, its general partner

By:	/s/ Scott Graves
Name:	Scott Graves
Title:	Authorized Signatory

Address:

c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Email: bfriedman@aresmgmt.com
PEGeneralCounsel@aresmgmt.com
Attention: Bradley Friedman

ASOF HOLDINGS I, L.P.,

By: ASOF Management I, L.P., its general partner

By: ASOF Management GP LLC, its general partner

By:	/s/ Scott Graves
Name:	Scott Graves
Title:	Authorized Signatory

Address:

c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Email: bfriedman@aresmgmt.com
PEGeneralCounsel@aresmgmt.com
Attention: Bradley Friedman

INDEMNITOR

Oaktree Power Opportunities Fund III Delaware, LP
By: Oaktree Fund GP, LLC, its General Partner
By: Oaktree Fund GP I, L.P., its Managing Member

By:	/s/ Ian Schapiro
Name:	Ian Schapiro
Title:	Authorized Signatory

By:	/s/ Peter Jonna
Name:	Peter Jonna
Title:	Authorized Signatory

EXHIBIT A

	Seller
	Infrastructure and Energy Alternatives, LLC	OT POF IEA Preferred B Aggregator, L.P.
Class of Shares	Number of Shares Owned	Number of Shares Owned	Total
Series A Preferred Stock	17,482.50	--	17,482.50
Series B-1 Preferred Stock	--	20,000.00	20,000
Series B-3 Preferred Stock	19,123.87	--	19,123.87

		Purchaser
		ASOF Holdings I, L.P.	Ares Special Situations Fund IV, L.P.
Class of Shares	Price per Share(1)	Number of Shares Purchased	Number of Shares Purchased	Total
Series A Preferred Stock	$1,000	14,833.50	2,649.00	17,482.50
Series B-1 Preferred Stock	$1,000	16,970.00	3,030.00	20,000
Series B-3 Preferred Stock	$1,000	16,225.87	2,898.00	19,123.87
TOTAL PURCHASE PRICE		$48,029,370	$8,577,000	$56,606,370

(1)       Accrued but unpaid dividends on each Purchased Share calculated through the Closing Date will be added to the Price Per Share for each Purchased Share.